Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript FRP - Q1 2007 FairPoint Communications, Inc. Earnings Conference Call Event Date/Time: May. 03. 2007 / 8:30AM ET

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May. 03. 2007 / 8:30AM ET, FRP - Q1 2007 FairPoint Communications, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Brett Ellis

FairPoint Communications, Inc. - Director of Investor Relations

Gene Johnson

FairPoint Communications, Inc. - Chairman, CEO

John Crowley

FairPoint Communications, Inc. - EVP, CFO

Peter Nixon

FairPoint Communications, Inc. - COO

CONFERENCE CALL PARTICIPANTS

David Barden

Banc of America - Analyst

Raina Smyth

Morgan Stanley - Analyst

Jonathan Chaplin

JP Morgan - Analyst

Tom Seitz

Lehman Brothers - Analyst

Jason Armstrong

Goldman Sachs - Analyst

PRESENTATION

Operator

Good morning. My name is Jonathan and I will be your conference operator today. At this time, I would like to welcome everyone to the FairPoint Communications Q1 2007 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a Q&A session. [Operator Instructions]

I would now like to turn the call over to Mr. Brett Ellis, Director of Investor Relations. Thank you, sir; you may begin your conference.

Brett Ellis - FairPoint Communications, Inc. - Director of Investor Relations

Good morning, everyone, and thank you for joining the FairPoint Q1 Earnings Conference Call. Participating on today's call are Gene Johnson, our CEO; John Crowley, our CFO; and Peter Nixon, our COO.

Before we begin, I would like to remind you that certain statements made during this conference call, which are not based on historical fact, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events, or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint's filings with the SEC, including, without limitation, the risks described in FairPoint's most recent Annual Report on Form 10-K on file with the SEC. All information is current as of the date of this earnings call and FairPoint undertakes no duty to update this information. In addition, FairPoint's results for the quarter-ended March 31, 2007 are subject to the completion and filing with the SEC of its Quarterly Report on Form 10-Q for such period.

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May. 03. 2007 / 8:30AM ET, FRP - Q1 2007 FairPoint Communications, Inc. Earnings Conference Call

Having said this, allow me to introduce Gene Johnson, our Chairman and CEO.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Thanks a lot, Brett. Good morning, everyone. We have a lot to cover today and I know you have other calls, so let's get right into it. We're going to cover two topics today. First, we're going to review the highlights in the quarter and, then, second, we'll provide you an update on the acquisition of the access lines from Verizon.

Before I get into the details of the quarter, let me talk about a couple of organizational changes we've made. The changes are going to help us to ensure that we are successfully continuing to run the existing business as we prepare for the merger.

We promoted Lisa Hood to the new position of COO of the FairPoint Telecom Group. She brings a lot of focus, deep institutional knowledge, a lot of history in the Company, great knowledge of the business and a real passion for excellence to the core business.

We also hired Pat Hogan as SVP and Controller to succeed Lisa in her previous role. Pat brings very strong industry experience and was recently with Hawaii Telecom. So he knows the kind of systems we're replacing and he knows the business inside and out, so we're very pleased to have him.

Both of these changes have enabled Peter Nixon, our COO, to focus fully on the merger integration. He's backed by a transition leadership team of 3 senior people, with expertise in network systems and support. And they, in turn, are supposed by numerous FairPoint resources and top-notch consultants.

Now, let's go back to the quarter for a second. Hopefully, you've all had time to review the earnings release that went out this morning. I'm not going to talk you through all of the results, John will give you a little more detail on that after I finish, but there are a couple of things I would like to say. First, we think our results from the core business were strong. We made some good solid gains on the operating side during the quarter. We continue to execute quite well, we think, picking up where we left off in the fourth quarter. We ended the first quarter with 61,814 high-speed data subscribers and we added about 2,370 during the quarter. Excluding the acquisitions, we added more than 2,200 high-speed data subscribers this quarter.

High-speed data penetration increased to 24.9% of voice access lines, compared with 20.3% at March 31, 2006. ARPU was $39.71 for the first quarter, and our relatively consistent ARPU we talked about a lot is based really on our ability we think to enhance the product offering services, advanced features and so on, and the customers have been very supportive of that. They vote with their pocketbooks we like to say. This is something we're going to continue to do going forward, as we continue to increase our penetration in both our rural and our small urban markets.

A quick word about access line equivalents. We're at 310,180 at March 31st, a decrease of less than 1,000 lines, or about 0.3%, from December 31, 2006. Voice access lines, excluding lines acquired in the last 12 months, decreased 3.8% compared to March 31, 2006. This is really a part of what we've been witnessing the past several quarters. We've not seen anything to indicate a real change there.

Interstate long distance penetration at March 31st increased to 50.4% of voice access lines compared to 45.2% at the end of the first quarter of 2006. And that's primarily the result of the efforts on our bundling.

We also took steps to solidify our financial position and prepare the Company for our pending merger with Verizon's wireline operations in Maine, New Hampshire, and Vermont. With the sale of the Orange County-Poughkeepsie Limited Partnership, as we stated at the time of the sale, the $55 million in total proceeds will be deployed in the funding of the back-office infrastructure for the merger of Verizon's access lines.

In addition the quality of the results, I want you all to walk away with a strong sense that we're able to operate from the two tracks that we've been -- plans that are important that we do. The first is managing our legacy operations and managing them well while we're preparing for the future and for the closing of this important transaction. So with that said, let's take a look at the progress of the transaction for a second.

Overall, we remain very much on plan. We are very pleased with our progress. We understand this task is really a very, very large task and we understand that. The activities and our progress to date, we really haven't been confronted with any unexpected issues and concerns. I'm very pleased that we're right on track. Peter Nixon will give you more details on the transition in a couple of moments, but let me first update you on the regulatory process.

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May. 03. 2007 / 8:30AM ET, FRP - Q1 2007 FairPoint Communications, Inc. Earnings Conference Call

In late January, we filed the applications for transfer with the Public Utility Commissions in Maine, Vermont, and New Hampshire. We also filed with the SEC and the DOJ. We filed all of our testimony with the 3 states as well. The regulators have responded with their data requests. They're well into their due diligence. They are asking us all of the right questions to meet their obligations to their constituents. We believe that our interests and their interests are very much aligned in that we want to provide products and services to the communities that will facilitate communication and commerce and advance economic development of the 3 states. So, as we originally indicated when we announced this transaction, we expected a late 2007 or early 2008 closing. And now that we're pretty much into it, we expect to close the transaction in January.

Thanks very much for your time and attention. I think I'm going to ask Peter now, who's in another location actually working on the transition, to discuss the progress on that in greater detail. Peter?

Peter Nixon - FairPoint Communications, Inc. - COO

Thanks, Gene, and good morning, everyone.

The transition is going very well and the Verizon, FairPoint, and Capgemini transition teams are working very hard to prepare us for a smooth transition. I would like to share with you the overall approach we're taking with the project, as well as several key events and milestones that have been completed since our last update.

Today we've been intensely involved in understanding the business, the conversion requirements, organizational design for the post-merger Company, system architecture and functionality, and more recently, system and vendor selection. In order to manage the project more efficiently and effectively, we have created approximately 40 sub projects within the overall project. The project teams are now staffed and supported by over 300 FairPoint and Capgemini employees dedicated to this project. This is in addition to the numerous Verizon employees who are working shoulder to shoulder with us. The sub-team approach allows us to focus on the critical elements of the business and the conversion, everything from call center transition and management to pay station collection operations to ISP services and data center installation and operation.

There will be 3 discrete conversions in the transition -- "launch", at a time of closing for those functions that FairPoint will assume at that time; "independence", when we convert off the transition services agreement; and "delta", sometime after the conversion for any system upgrades or enhancements or new products and services that were not scheduled in the prior two launches.

With that as the context for the conversion, let me provide you with some of the specific accomplishments that were achieved during the first quarter. These include a detailed system architecture and inventory of a proposed system, software, hardware, and packages and the initial vendor selection.

We also completed the launch release work stream project plan, which is a detailed project plan for each of the approximately 40 project work streams currently identified to prepare systems for conversion. The overall integrated work plan, which is an overall plan managing the interdependencies between the detailed work stream plans, was also completed. And more recently, we received the initial cutover plan from Verizon and provided our initial cutover test plan to Verizon. These plans provide great detail in how Verizon will convert from their systems and how we'll convert onto our new systems. The joint FairPoint/Verizon/Capgemini teams have been meeting this week to go over the detailed plans for the conversion.

There are many other processes and activities that are underway and for which we will provide further updates as we move forward. Thank you for your time and I look forward to providing additional updates over the coming quarters. At this time, I will turn it over to John to discuss the financial results.

John?

John Crowley - FairPoint Communications, Inc. - EVP, CFO

Thanks, Peter. Good morning, everybody. I'm pleased to report to you another solid quarter for Classic FairPoint with good operating results and significant progress on the pending merger, as Peter just described. Let me first walk you through the financial results for the quarter.

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May. 03. 2007 / 8:30AM ET, FRP - Q1 2007 FairPoint Communications, Inc. Earnings Conference Call

Revenues were up 7.5% this quarter from the previous year to $69.7 million. Excluding the contribution from acquisitions, revenues were essentially flat, up .1% compared to the first quarter of 2006. Excluding the impact of the acquired companies, in the first quarter, long distance revenues increased $1.5 million; data and Internet revenue increased $700,000; and intrastate access revenue increased $300,000. These increases were partially offset by a decrease in interstate revenue of $700,000; a decrease in USF receipts of $600,000; and decreases in local service revenue and other revenue.

Operating expenses, excluding depreciation, increased $11.3 million compared to the first quarter of 2006, excluding the impact of acquisitions. Obviously, the most significant component of that is that $7.6 million of the increase is due to merger-related expenses on the Verizon transaction and therefore not core operations. The remaining increase is principally due to an increase in employee compensation expense of $1.2 million and an increase in cost of goods sold at $1.2 million, which relates to the changing mix of our revenues.

Adjusted EBITDA was $31.4 million for the quarter, after adding back the $7.6 million of merger-related expenses. And let me explain that again, as we've discussed on previous calls. To remind you, in January, we amended our credit agreement to both facilitate the advanced system investments for the merger that Peter just described and to provide dividend continuity through and beyond the merger. One component of the change is that we now exclude merger expenses in calculating adjusted EBITDA. And on that basis, we generated $31.4 million for the first quarter. The principal change from the previous year, other than the merger-related expenses was the decline in distribution through investments of $1 million.

Net income for the quarter was zero on a per-share basis. Obviously, while adjusted EBITDA has been redefined to exclude merger-related expenses, all GAAP measures, such as income from operations and net income, are reduced by those costs and reported to you that way.

Let me just explain one more unusual item in the quarter, which is the book effective tax rate. As we've discussed in the past, as the acquiree in the merger with Verizon under GAAP, we must expenses all merger-related costs, transactions costs. However, some of that expense is not deductible for tax purposes. These are the costs that would typically be capitalized if FairPoint were considered the acquirer for the accounting purposes.

In the first quarter, those nondeductible expenses represented $3.9 million out of the overall $7.6 million in merger-related costs. As a result of these nondeductible items, the effective tax rate is about 100%, a little bit above.

In the quarter, we generated cash available for dividends of $14.2 million and we declared a dividend in the quarter of $13.9 million. We invested $7.7 million in the quarter in capital expenditures, of which only $6.9 million was charged against cash available for dividends. And, again, because of the debt amendment, the merger-related capital expenditures are excluded from that calculation, as well as the merger-related expenses.

I told you last quarter, we expected to tap our reserve of cumulative cash available for dividends in the first half of 2007. In fact, we were able to increase our cumulative cash available for dividends slightly in the quarter, but we still expect, as we said before, to tap into the excess in the second quarter. As of the end of the quarter, we have $45.5 million of cumulative cash available for dividends, an increase from year-end.

At the end of March, our access line equivalents, which are defined as access lines plus high-speed data subscribers, to exclude video subscribers, were more than 310,000, versus 291,000 last year. The increase is primarily due to acquisitions, but it is also because of the increase in high-speed data subscribers that Gene just talked about. In the quarter, excluding the acquisitions, we added 2,200 high-speed data subscribers and our HSD ARPU continues to be up around $40.

Access lines declined in the quarter by 3,100 or 3.8% year-on-year, but included in that decline was an unusual item in the quarter. Our ISP eliminated 650 access lines, as we no longer need that level of access to the points of presence because the dial-up business is only about half of what it was 2 years ago. This is a technical change where we're reducing the access lines that we need for our ISP. Because of accounting eliminations, there is no revenue effect, and actually there is a small cost advantage to doing this, with no reduction in service quality. We'll still have the appropriate contention ratio of ports to dial-up customers.

One final point on the first quarter, distributions from investments were $2.4 million, down $1 million from the previous year. We've now sold Orange County-Poughkeepsie on April 10th, so there will be no further distributions of that investment, just some other small dividends and distributions of various other joint ventures. For that reason, we're updating our guidance on adjusted EBITDA from the previous range of $129 to $131 million to a new range of $123 to $125 million, and that simply reflects the sale of Orange-Poughkeepsie.

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May. 03. 2007 / 8:30AM ET, FRP - Q1 2007 FairPoint Communications, Inc. Earnings Conference Call

As to the second quarter specifically, you can deduct the Orange County-Poughkeepsie distribution of $2 million in the first quarter from the first quarter adjusted EBITDA and have a pretty good view of what we can expect for the remainder of the quarter. As the year progresses, we will get the benefit of the call center consolidation and other items, as we discussed in October of last year, and that's why our guidance is unchanged.

Just as a reminder, the Orange County-Poughkeepsie gain will not be added to the cash available for dividends, but we can utilize the proceeds for the Maine, New Hampshire, and Vermont transition.

As to the transition, as Gene and Peter, have already said quite extensively, the work is progressing exactly as planned. The transition is on budget and on schedule and therefore we are making no change to our capital expenditure guidance for 2007 or to our merger transition expense guidance for 2007 and 2008.

On balance, we're feeling good about Classic FairPoint and our progress on the merger. And with that, I think Gene will take the helm with taking questions. Thank you.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Great. I have no more comments. So, with that, why don't we -- Operator, let's get the Q&A queue started and go ahead and get your questions in. Thanks very much.

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FINAL TRANSCRIPT

May. 03. 2007 / 8:30AM ET, FRP - Q1 2007 FairPoint Communications, Inc. Earnings Conference Call

QUESTION AND ANSWER

Operator

[Operator Instructions] David Barden, Banc of America

David Barden - Banc of America - Analyst

Just maybe two questions, mostly on the merger-related. First, maybe John, based on the $7 million of merger-related expenses in the first quarter, can you kind of walk us through how you see expense and CapEx now shaping up now that the plan has kind of been nailed down a little bit for the balance of the quarters in the year prior to the close of the merger?

Second, Gene, could you kind of be more specific about some of the questions the regulators are asking about the deal and are you getting any kind of sense that there might have to be some kind of bend or give back or promise on incremental investment? I apologize; a small laundry list.

And then, same kind of thing on the union side, if you could speak again to what commentary you're having with the unions. Obviously, Verizon's 5-year union agreement would come up next year. Kind of talk a little bit about that.

And then, last, Pat Hogan from Hawaii Telecom, that's a very -- I think a saavy hire. Because systems are probably the thing that people are most worried about in terms of FairPoint taking over the Verizon assets. Has he kind of come in and seen anything that looks easier or harder based on his experience? Has he had time yet? Love to get some color there. Thanks.

John Crowley - FairPoint Communications, Inc. - EVP, CFO

Hi, David; John Crowley. Let me ask -- answer rather, sorry, your first question first. On the merger transition expense, what we said when we announced the merger and on the fourth quarter call is that we're not going to give detailed quarter-by-quarter guidance on that. And that has to do with the complication of the accounting for it.

First off, what is specifically expensed and what is capitalized will change quarter-to-quarter in terms of the movement of various costs. That's the first item. The second thing is, as the contribution from Verizon comes in, as you know Verizon is contributing $40 million to the transition, how much of that gets necessarily applied to expense versus capitalized items will depend, frankly, on the order in which we have the expenses. For example, if we have an item expensed for purposes of the merger, and it's one of the eligible expenses for Verizon, we will ask them for the 60% up to $40 million.

So the split between CapEx and expense, as they hit our books, is somewhat leveraged by the timing issue and also by the contribution from Verizon. What I will say is, overall, the guidance that we originally gave of $200 million for the total transition, of which about $95 to $110 million would be spent before closing, is unchanged. And we intend to finance that, first with the $55 million proceeds from the Orange-Poughkeepsie sale and, secondly, with the $40 million contribution from Verizon.

David Barden - Banc of America - Analyst

Okay.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

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May. 03. 2007 / 8:30AM ET, FRP - Q1 2007 FairPoint Communications, Inc. Earnings Conference Call

David, the other question, on a regulatory front, I'd say it's far too early to get any kind of sense -- we're going through the process right now, we're answering the questions. There have been numerous questions and they're good questions, they're thoughtful questions from the regulators. There have been a number of intervenors who are -- who you would expect who are intervening basically to make sure that they understand where the process is going and that their interests are protected. So it's pretty early in the process. The schedules have been set, however, that would lead to decisions by the commissions late this year and allow us to close in January. Right now, we don't see anything that would knock that off track.

On your question about the union contracts, I think I'll just simply say what Ivan said in his remarks earlier this week about the union contracts; they will expire at the end of the year. They are -- they are -- at the end of --

Peter Nixon - FairPoint Communications, Inc. - COO

August of next year.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

August of 2008 rather, excuse me. And that is in due course for Verizon. They are -- will deal with that appropriately and so will we at that time. And I don't want to go any further than that on any union contracts.

Your comments about Pat Hogan, thank you very much, we appreciate that. We share those. We think he is a tremendous addition to the team. Literally, the second day he was here he sat through a very detailed first quarter budget review and already added great value to that. He is with Peter right now, in fact, going through the detailed work, review, of the plan with the Verizon folks. He is basically quite pleased with what he sees and where we are and thinks we're on the right track. He's added huge value already and really hasn't seen anything that concerns him or any idea that we ought to head off in a different direction. But we are just ecstatic at FairPoint to have him. We're just very pleased that we were able to get him to join our team. So I really appreciate that comment. Thank you.

Operator

Raina Smyth, Morgan Stanley

Raina Smyth - Morgan Stanley - Analyst

First question would be if you guys have seen any of the operating metrics coming out of the Verizon northeast lines, like top-line trends or line loss for the quarter? And then, the second question would be going back to the 3.8% normalized year-over-year voice access line loss that you guys reported. I know you mentioned earlier that part of that was the result of the 650 ISP lines that went away. What would the year-over-year voice access line loss figure be, normalized for the ISP change?

John Crowley - FairPoint Communications, Inc. - EVP, CFO

Yes, we have received some operating statistics from Verizon on the first quarter of the Maine, New Hampshire, and Vermont operations. I can give that to you. I do not have any financial results yet, but what I can say is that our impression is that their historical experience where through price increases and sales of non-regulated products that their revenue loss is lower than their line loss and that continuing on that theme that through continuing cost containment that their EBITDA decline is smaller than their line loss decline. That appears to be consistent.

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May. 03. 2007 / 8:30AM ET, FRP - Q1 2007 FairPoint Communications, Inc. Earnings Conference Call

The specific answer to your question is that at the end of the first quarter, the Maine, New Hampshire, and Verizon -- Vermont, rather, lines totaled 1,480,000 voice access lines, of which 140,000 were wholesale. And the DSL sales, they had a great quarter on DSL sales. They are up to 197,000 DSL accounts. And that's up from a year ago 31%. So those are the only specific numbers that we have.

If you exclude the access lines that we eliminated because of the ISP contention change on our own systems, the access line loss would have been more in the low 3s, maybe 3.5%, still not satisfactory to us, but substantially lower.

Raina Smyth - Morgan Stanley - Analyst

And what were the Verizon voice access lines ending 2006?

John Crowley - FairPoint Communications, Inc. - EVP, CFO

Ending 2006 was 1,506,000 for the voice and 188,000 for the DSL.

Operator

Jonathan Chaplin, JP Morgan

Jonathan Chaplin - JP Morgan - Analyst

I just wanted to follow up with you on Raina's question on the trends in Verizon properties. I know you just gave the beginning and end number, but if you could just tell me quickly what the rate of decline was there on a year-over-year basis. I just don't have the year-ago numbers. That would be really useful.

It looks like the integration process that you guys have mapped out, I mean, it seems like it's going really well and it's very well planned. I'm wondering to what extend you're able to have an impact on the operating trends in those markets ahead of the actual closing of the transaction? For instance, the surge in DSL net adds is encouraging but kind of surprising given it seems like Verizon is slowing down its efforts on the DSL front in some of its markets.

And then, you saw a strong surge in LD net adds this quarter. I'm wondering if you could talk about what you're doing on the marketing front to improve the trends there.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Let me take the second question first, and then John will go back to the first question. As it relates to Verizon and to the New England properties, we're doing nothing prior to closing related to their business. It's their business, they run it, and until the day we close and then it becomes our business, so we'll have -- and that's the way it should be.

Secondly, and the only comment I'll make about DSL, you'll have to ask Verizon about their DSL and why it's what it is, is that -- and, generally, we are very pleased with the way Verizon is running that business. They told us that they would put real attention to that business, and they've done it, and we're quite pleased with that.

What was your last question you had, I'm sorry?

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FINAL TRANSCRIPT

May. 03. 2007 / 8:30AM ET, FRP - Q1 2007 FairPoint Communications, Inc. Earnings Conference Call

John Crowley - FairPoint Communications, Inc. - EVP, CFO

I think the first question, Jonathan -- and I apologize for that.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

And let me answer the question about long distance for a second.

John Crowley - FairPoint Communications, Inc. - EVP, CFO

Sure.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

It basically goes back to our bundles and we're just being -- as everyone else in the industry, we are constantly working on our bundles, trying to adjust the bundles, to change the number of minutes in the bundles, and so I think our long distance increase has really come about from trying to bundle voice and data with the bundles. And so I think strictly report to the bundles is the reason for that.

John Crowley - FairPoint Communications, Inc. - EVP, CFO

And in some cases video.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Yes, and video in some cases.

John Crowley - FairPoint Communications, Inc. - EVP, CFO

Yes, and Jonathan, I apologize for that, I had the number in front of me, I just didn't read it out. The year-on-year change for the Verizon access lines in Maine, New Hampshire, and Vermont was 6.8%. That was through first quarter of '07. And just to give you a comparison, the year-end change was 6.4%. So the year-on-year 3-months ago was 6.4%.

Jonathan Chaplin - JP Morgan - Analyst

Okay. And is the acceleration there driven by an increase in exposure to cable voice? Have you seen more cable companies launch voice offerings in those markets?

John Crowley - FairPoint Communications, Inc. - EVP, CFO

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FINAL TRANSCRIPT

May. 03. 2007 / 8:30AM ET, FRP - Q1 2007 FairPoint Communications, Inc. Earnings Conference Call

Well, they believe actually that the cable voice is pretty much in there already. We take a slightly different view. Of course, in our experience in Maine, New Hampshire, and Vermont is different. We have substantially less cable modem and voice competition. But I honestly don't know. We just got these numbers yesterday, so we haven't had a chance to discuss them with them.

Operator

Tom Seitz, Lehman Brothers

Tom Seitz - Lehman Brothers - Analyst

Can you give us a little bit better sense of the schedule for the various regulatory hearings, to the extent that you can, so that we can just sort of have them on the calendar. Are there any hearings set for either of the 3 states?

And then, second question, can you just give us an update on the cable VoIP competition in the legacy FairPoint territories, if that's moved at all since the fourth quarter?

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

I'll comment on the hearings. The first public hearings actually started yesterday. We had one last night in New Hampshire. We have one, I believe, tonight in Vermont. We have a number of additional hearings in the Vermont hearing is going to be televised and simulcast, I guess, in a number of cities. So we'll have one public hearing, as I understand it, in Vermont. In New Hampshire, there will be a series of 4 or 5. So that process has started and I'm not sure what future schedule is, quite frankly, off of the top of my head, because there's very complex detailed schedules for all 3 states that have been posted publicly for this process in all 3 states, with the expectation that it will culminate in orders in the November time frame essentially for all of those states.

Tom Seitz - Lehman Brothers - Analyst

Okay.

John Crowley - FairPoint Communications, Inc. - EVP, CFO

And, Tom, on your cable voice messaging, we're talking Classic FairPoint here obviously.

Tom Seitz - Lehman Brothers - Analyst

That's right.

John Crowley - FairPoint Communications, Inc. - EVP, CFO

We measure that of our access lines, about 69% are also passed by cable; about 50% of our access lines are passed by cable that has modem availability; and about 13% of our access lines are passed by cable that enables digital voice. We haven't really seen a lot of effect from that. In the markets where it's been introduced, I think there have been some technical difficulties. But that addressability number of 13% is just up a couple of percent from the last 6 months.

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FINAL TRANSCRIPT

May. 03. 2007 / 8:30AM ET, FRP - Q1 2007 FairPoint Communications, Inc. Earnings Conference Call

Operator

Jason Armstrong, Goldman Sachs

Jason Armstrong - Goldman Sachs - Analyst

Thanks for the granularity on the Verizon metrics. Maybe I can just ask for one more and that's sort of the capital spending trends on those properties in the quarter. What was the absolute level in the quarter and how does this compare to sort of the historical trend rates of capital spending going into those businesses?

And then on IPTV, Gene, maybe just an update there. You talked about historically being potentially a fast follower when the technology matured a little bit. AT&T seems to have turned the corner, so just wondering on updated thoughts there.

John Crowley - FairPoint Communications, Inc. - EVP, CFO

Let me take the capital expenditure question first, Jason. First off, I don't have that answer. I don't have that information yet. We haven't seen the financial information yet. But I don't think we would disclose it in any case. What I will say is there is a requirement under the merger contract for them to make a substantial investment during this year. Off the top of my head, I don't remember the exact number, but it's somewhere in the range of $130 million. But we'll be sure that we get the exact number and correct the transcript when that goes out, okay?

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

The second question was the IPTV rollout and how we're doing on that. You're right; I think to some extent AT&T has turned the corner on that. Technologically, there are a number of issues, including the ability to provide high-speed -- to provide high-definition services, which we are, in fact, we believe close to turning the corner on that as well. We'll have I think a better feel for how that's going in the next quarter or so. We're quite pleased.

As you know, it's only in a couple of our markets right now, mainly because of our markets being so rural. But we really are paying a lot of attention to it because we think it's really important for the future of the business and we really are learning a lot from it and hopefully we'll be able to give you in the call later this year a little more detailed information on exactly what we're going to have. So I think it's a little early right now to really give you too much detail.

Jason Armstrong - Goldman Sachs - Analyst

And, Gene, as you think about the factors that would drive you to potentially spread this into other markets, not only legacy FairPoint, but potentially Verizon down the road. What are the things you're looking to see over the next couple of quarters?

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Well, I think at the end of the day economics are pretty important and so density is a critical issue. I think we're looking to see the high-def product getting a little more robust. Product from suppliers I'm talking about. I think when that happens it's going to make a significant difference. We've done some interesting studies that really show that our DSL IPTV network is a pretty robust network, which will allow us to compete quite effectively. And so at the end of the day it becomes simply really a financial decision driven by density and by -- and in fact in some cases the ability to transport from one location to another, which is worthwhile.

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FINAL TRANSCRIPT

May. 03. 2007 / 8:30AM ET, FRP - Q1 2007 FairPoint Communications, Inc. Earnings Conference Call

Install time, actually we're making some significant progress on that. We've actually reduced some of our install times. Install times continue to go down and we're really pleased on that. That was a real complicating issue, as you heard from us and as you heard from some of the others who have been deploying this technology. But the more we learn, I think the more we're able to reduce that time. So those are some of the key factors we're looking at.

Jason Armstrong - Goldman Sachs - Analyst

Great.

John Crowley - FairPoint Communications, Inc. - EVP, CFO

And just to follow up, Jason, someone quickly ran and read the merger agreement for me while we were talking. The commitment by Verizon for capital expenditures in 2007 is $137.5 million.

Operator

There are no further questions at this time.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Okay, we'll give just a second to see if anyone else wants to get in the queue, and if they don't -- I'm looking at the list now and I don't see any names. So, with that, I know you have a lot of other calls to get on. In fact, one started just a few minutes ago. So I will thank you all very much for participating in the call. I'd like to leave you with the message that we think we're doing -- there are 2 things we have to do very well right now. One is run the existing business, satisfy the needs of our existing customers, and we're running a very stable solid business there. And then, secondly, I think we're doing just a terrific job of planning and preparing for the closing of this transaction and the transition. So, with that, thanks very much. I really appreciate your time and I hope you all have a great day.

Operator

This concludes today's conference call. You may now disconnect.

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FINAL TRANSCRIPT

May. 03. 2007 / 8:30AM ET, FRP - Q1 2007 FairPoint Communications, Inc. Earnings Conference Call

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